Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Second Amendment”) is entered into this 29th day of August, 2006, by and between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and CARDIOVASCULAR BIOTHERAPEUTICS, Inc., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease, dated November 1, 2005, as amended by the First Amendment dated January 11, 2006 (collectively, the “Lease”) for space at Plaza West, 1635 Village Center Circle, Suite 250, Las Vegas, Nevada 89134 (the “Original Premises”).

B. Landlord and Tenant have agreed, effective as of the Expansion Space Commencement Date (as defined in paragraph 1 below) to expand the Original Premises to include approximately three thousand nine hundred eleven (3,911) square feet of Rentable Area and three thousand four hundred thirty-seven (3,437) square feet of Usable Area as more specifically shown as Suite 260 in the floor plan attached to this Second Amendment as “Exhibit A” and incorporated herein by reference (the “Expansion Space”) upon all the same terms and conditions contained in the Lease, except as set forth herein.

C. Landlord and Tenant have agreed that the term of the Lease for the Expansion Space (the “Expansion Period”) shall run conterminous with the term of the Lease for the Original Premises, expiring on February 28, 2011.

NOW THEREFORE, based upon the covenants and promises contained herein and other good and valuable consideration, Landlord and Tenant mutually agree as follows:

1. Commencement Date.

(a) Notwithstanding any provision to the contrary contained in the Lease, and subject to the terms and conditions contained herein, the commencement date of the Lease for the Expansion Space shall be September 1, 2006 (the “Expansion Space Commencement Date”). Landlord will deliver to Tenant and Tenant will accept the Expansion Space on the Expansion Space Commencement Date in its “as-is” condition. Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Expansion Space for the conduct of Tenant’s business or for any other purpose. Neither Landlord nor its agents or employees have agreed to undertake any alterations or construct any tenant improvements to the Original Premises or the Expansion Space.

(b) Even though the Expansion Period commences on the Expansion Space Commencement Date, Tenant shall be permitted to occupy the Expansion Space upon mutual execution of this Second Amendment and Tenant’s payment of the first months Rent due for the Expansion Period (“Early Occupancy”). Tenant’s Early Occupancy of the Expansion Space is conditioned upon Tenant’s agreement to be responsible for all other obligations existing under the Lease. Any early entry will be at Tenant’s sole risk and subject to all the terms and provisions of this Lease as though the Expansion Space Commencement Date had occurred, except for the payment of Rent (other than the first months Rent), which will commence on the Commencement Date.

(c) Tenant shall diligently apply for all licenses and permits in relation to the Expansion Space. In the event Tenant’s receipt of its business license is delayed due to requirements resulting from the fire inspection to be done during the permitting process, the Commencement Date shall be delayed only if (i) the fire inspection requires certain work be done to the Expansion Space prior to any occupancy, and (ii) the work required is due to conditions that existed prior to Tenant’s Early Occupancy period.

2. Premises. Effective as of the Expansion Space Commencement Date, Landlord and Tenant agree that the Premises, as such term is used in the Lease, shall mean the Original Premises and the Expansion Space and shall be stipulated for all purposes to contain eleven thousand one hundred one (11,101) square feet of Rentable Area and nine thousand seven hundred sixty-two (9,762) square feet of Usable Area.

3. Base Rent. Commencing on the Expansion Space Commencement Date, the Base Rent for the Expansion Space shall be determined as follows:

(i) Commencing on the Expansion Space Commencement Date and continuing through February 28, 2007, the Base Rent for the Expansion Space shall be Twenty-Eight and 20/100 Dollars ($28.20) per year for each square foot of Rentable Area of the Expansion Space, which is equal to Nine Thousand One Hundred Ninety and 85/100 Dollars ($9,190.85) per month.

(ii) Commencing March 1, 2007 and continuing through February 29, 2008, the Base Rent for the Expansion Space shall be Twenty-Nine and 05/100 Dollars ($29.05) per year for each square foot of Rentable Area of the Expansion Space, which is equal to One Hundred Thirteen Thousand Six Hundred Fourteen and 55/100 Dollars ($113,614.55) per annum.

(iii) Commencing March 1, 2008 and continuing through February 29, 2009, the Base Rent for the Expansion Space shall be Twenty-Nine and 92/100 Dollars ($29.92) per year for each square foot of Rentable Area of the Expansion Space, which is equal to One Hundred Seventeen Thousand Seventeen and 12/100 Dollars ($117,017.12) per annum.

(iv) Commencing March 1, 2009 and continuing through February 28, 2010, the Base Rent for the Expansion Space shall be Thirty and 82/100 Dollars ($30.82) per year for each square foot of Rentable Area of the Expansion Space, which is equal to One Hundred Twenty Thousand Five Hundred Thirty-Seven and 02/100 Dollars ($120,537.02) per annum.

(v) Commencing March 1, 2010 and continuing through 28, 2011, the Base Rent for the Expansion Space shall be Thirty-One and 74/100 Dollars ($31.74) per year for each square foot of Rentable Area of the Expansion Space, which is equal to One Hundred Twenty-Four Thousand One Hundred Thirty-Five and 14/100 Dollars ($124,135.14) per annum.

The Base Rent due for the first full calendar month during the Expansion Period for which Rent is owed shall be paid to Landlord by Tenant contemporaneously with Tenant’s execution hereof.

4. Tenant’s Share. Effective as of the Expansion Space Commencement Date, Section 1.20 of the Lease is deleted in its entirety and the following substituted in lieu thereof:

1.20 “Tenant’s Share” shall be a fraction of which the numerator is the Rentable Area of the Original Premises as set forth in Section 1.15 plus the Expansion Space, and the denominator is the Rentable Area in the Building as set forth in Section 1.18 of the Lease.

5. Notwithstanding any provision to the contrary contained in the Lease, effective as of the Expansion Space Commencement Date and continuing through the expiration of the Expansion Period, Article 10 of the Lease is hereby amended to include the following paragraph:

“ Subject to all governmental laws, rules and regulations, Tenant shall be identified on the Building’s monument sign, at Tenant’s sole cost and expense, by a standard strip sign, subject to such terms and conditions as Landlord may require for such signage at Plaza West.”

6. Parking. Notwithstanding any provision to the contrary contained in the Lease, effective as of the Expansion Space Commencement Date and continuing through the expiration of the Expansion Period, the second sentence of paragraph 1 of Exhibit “C” to the Lease is hereby amended to provide Tenant the use of (i) six (6) additional reserved vehicle parking space within the covered portion of the parking area (thereby entitling Tenant to use a total of fourteen (14) covered reserved parking spaces), and (ii) seven (7) additional unreserved vehicle parking spaces within the uncovered portion of the parking area (thereby entitling Tenant to use a total of twenty-four (24) uncovered unreserved parking spaces) for the monthly parking of Tenant’s employees. Tenant shall pay for the additional parking spaces provided in this Second Amendment the Parking Fees at the current Applicable Rates which are Forty and 00/100 Dollars ($40.00) per space per month for covered reserved parking and Zero and 00/100 Dollars ($0.00) per space per month for uncovered unreserved parking.

7. Right of First Offer. Notwithstanding any provision to the contrary contained in the Lease, effective as of the Expansion Space Commencement Date, Exhibit “G” to the Lease shall be deleted in its entirety and Exhibit “G” to this Second Amendment shall be substituted in lieu thereof.

8. Brokers. Landlord represents to Tenant, and Tenant represents to Landlord that, except for CB Richard Ellis and Colliers International, no broker, leasing agent or finder has been engaged in connection with the transaction contemplated by this Second Amendment. However, in the event of any claims for brokers’ or finders’ fees or commissions in connection with this Second Amendment, Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed as a result of the execution of this Second Amendment and/or the renewal of this Lease due to any action of the indemnifying party.

9. Full Force and Effect. Except as modified herein, the Lease shall remain in full force and effect.

10. Capitalization. All capitalized terms not defined herein shall have the same meaning as defined in the Lease.

IN WITNESS THEREOF, this Second Amendment has been executed on the day and year above written.

LANDLORD:		TENANT:

HOWARD HUGHES PROPERTIES,		CARDIOVASCULAR BIOTHERAPEUTICS, INC.,
LIMITED PARTNERSHIP,		a Delaware corporation
a Delaware limited partnership

By:	/s/ Kevin T. Orrock	By:	/s/ Mickael A. Flaa
Print Name:	Kevin T. Orrock	Print Name:	Mickael A. Flaa
Print Title:	Top Division Exec.	Print Title:	CFO

EXHIBIT “G”

To Second Amendment

RIGHT OF FIRST OFFER

THE RIGHT OF FIRST OFFER is attached to the Lease between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership, (the “Landlord”) and CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation (the “Tenant”).

1. Tenant shall have a right of first offer with respect to any space that becomes available located on the second (2nd) floor of the Building (the “First Offer Space”). Notwithstanding the foregoing (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to each such particular First Offer Space, and the first lease pertaining to each such First Offer Space on any space currently vacant entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal of such existing or future lease, whether or not such renewal is pursuant to an express written provision in such lease, and regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to the tenants of the Superior Leases and any other party previously granted a first offer right to the First Offer Space (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Exhibit “G”. Tenant’s right of first offer shall be on the terms and conditions set forth in this Exhibit “G”. Tenant’s right of first offer shall only be in effect during the initial Lease Term unless Tenant has effectively exercised its Option pursuant to Exhibit “F” to the Lease.

2. Landlord shall notify Tenant from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. Landlord shall notify Tenant of the availability of and offer to lease to Tenant First Offer Space by delivery to Tenant of a notice (the “First Offer Space Option Notice”), which shall (i) describe the specific First Offer Space, (ii) contain an initial determination of the amount of the Fair Market Rent (as defined below) proposed by Landlord for such First Offer Space, (iii) disclose the then existing state of improvements and condition of such space, (iv) set forth the approximate date Tenant would be entitled to take possession of such space. Tenant shall have ten (10) days from receipt of the First Offer Space Option Notice to accept to reject the offer for all of such space. Tenant may exercise its right only as to all of any First Offer Space offered to Tenant. Any attempt to exercise its offer to less than all of any First Offer Space offered to Tenant shall be null and void. If Tenant accepts the offer, such space shall become part of the Premises and Tenant shall be bound with respect to such space by the terms and conditions of this Lease. If Tenant does not notify Landlord within such ten (10) days of Tenant’s acceptance of the offer for all of such space, then Landlord shall thereafter have the right to lease such space not taken by Tenant to other persons on such terms and conditions as Landlord may elect.

3. The “Fair Market Rent” for the First Offer Space shall be the then existing rate for comparable space at the Building. If Tenant accepts the offer to lease First Offer Space, Tenant shall have ten (10) days from receipt of the First Offer Space Option Notice to notify Landlord in writing that Tenant does not agree with Landlord’s determination of the Fair Market Rent. If Tenant fails to so notify Landlord, Tenant shall be deemed conclusively to have accepted Landlord’s determination. If Tenant does not agree with Landlord’s proposed Fair Market Rent, upon such notice Landlord and Tenant shall each submit a new determination of the Fair Market Rent to appraisal pursuant to Section 4 of this Exhibit “G” below.

4. Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Las Vegas area. The determination of the appraisers shall be limited to solely the issue of whether Landlord’s or Tenant’s submitted Fair Market Rent for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers. Such decision shall be based upon the projected prevailing Fair Market Rent as of the approximate commencement date for the First Offer Space as set forth in the First Offer Space Option Notice. Each such appraiser shall be appointed within the fifteen (15) day period after Tenant’s notice that Tenant does not accept Landlord’s determination.

(a) The two (2) appraisers so appointed shall, within fifteen (15) days of the date of appointment of the last appointed appraiser, agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualifications of the initial two (2) appraisers.

(b) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rent, and shall notify Landlord and Tenant thereof.

(c) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in this Section 4 hereinabove, the appraiser appointed by one of them shall reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted Fair Market Rent), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant.

(d) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but based up on the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted Fair Market Rent).

(e) The cost of the appraisal (or arbitration if required pursuant to Section 4(d) hereof) shall be paid by the party whose submitted fair market rental rate is not accepted.

5. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Exhibit “G”. Thereafter, the total Base Rent payable under this Lease shall be the sum of the Base Rent for all First Offer Space added to the Premises plus the Base Rent already payable under the Lease. Tenant shall commence payment of Base Rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant. The Lease Term for the First Offer Space must be for no less than sixty (60) months, and the Lease Term for the initial Premises shall be extended for such amount of time so as to expire coterminously with Tenant’s lease of the First Offer Space.

6. Tenant shall have the right, upon notice to Landlord, to meet from time to time with representatives of Landlord who are knowledgeable as to the status of the leasing of First Offer Space to discuss the status of the leasing of First Offer Space.

7. Tenant shall accept all First Offer Space in its then “as-is” condition as disclosed in the First Offer Space Option Notice and Landlord shall not be required to perform any work or furnish any materials in order to prepare such First Offer Space for Tenant’s occupancy. Tenant shall be entitled to construct improvements in the First Offer Space in accordance with the provisions of Article 12 of the Lease.

8. The rights set forth in this Exhibit “G”, and Landlord’s obligations with respect thereto, shall be personal to the original Tenant and any assignee to which the original Tenant’s entire interest in this Lease has been assigned pursuant to the Lease and may only be exercised by the original Tenant or such assignee (but not any subtenant or other person or entity). The right of first offer granted herein shall terminate as to a particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods.